Exhibit 99.1
Pitney Bowes Announces Early Tender Results of its Cash Tender Offers and Consent Solicitation
STAMFORD, Conn.—(BUSINESS WIRE)—February 25, 2020—Pitney Bowes Inc. (NYSE: PBI) (the “Company” or “Pitney Bowes”) announced today (i) the early tender results as of 5:00 p.m. New York City time, on February 24, 2020 (the “Early Tender Time”) for its previously announced cash tender offers (collectively, the “Tender Offers,” and each offer to purchase a series of notes individually, a “Tender Offer”) to purchase up to $950,000,000 aggregate principal amount (the “Aggregate Maximum Principal Amount”) of the outstanding notes of the Company as set forth in the table below (collectively, the “Notes”) tendered from each holder (individually, a “Holder,” and collectively, the “Holders”) of the applicable Notes, and (ii) that the Consents of Holders of a majority in aggregate principal amount of the outstanding 3.375% Notes (the “Requisite Consents”) with respect to its previously announced solicitation of Consents (the “Consent Solicitation”) to amend certain provisions (the “Proposed Amendments”) of certain Indenture Documents (as defined below) have been obtained and that the Company intends to execute a Second Supplemental Indenture with the applicable trustee to effect the Proposed Amendments.
In addition, the Company hereby amends the terms and conditions of the Consent Solicitation described in the Offer to Purchase and Consent Solicitation Statement dated February 10, 2020 (the “Offer to Purchase and Consent Solicitation Statement”) to provide that, if any 3.375% Notes validly tendered after the Early Tender Time and prior to the Expiration Time and not validly withdrawn are subject to proration, the Consent related to any 3.375% Notes accepted for purchase will not be deemed null and void. Terms used but not defined herein have the meaning ascribed to them in the Offer to Purchase and Consent Solicitation Statement. The principal amount of each series of Notes that were validly tendered and not validly withdrawn in the Tender Offers as of the Early Tender Time is set forth in the table below:

					As of the Early Tender Date
Series of Notes(3)	CUSIP Number(s)	Aggregate Principal Amount Outstanding	Waterfall Series Tender Cap	Acceptance Priority Level	Principal Amount Tendered	Percent of Outstanding Tendered	Tender Offer Consideration (1)	Early Tender Premium(1)	Total Consideration (1)(2)
3.375% Notes due 2021	724479AK6	$600,000,000	None.	1	$420,811,000	70.14%	$1,005.00	$30.00	$1,035.00
3.875% Notes due 2022	724479AL4	$400,000,000	$250,000,000	2	$343,219,000	85.80%	$1,020.00	$30.00	$1,050.00
4.700% Notes due 2023	724479AN0	$400,000,000	$125,000,000	3	$251,254,000	62.81%	$997.50	$30.00	$1,027.50
4.625% Notes due 2024	724479AJ9	$500,000,000	$125,000,000	4	$135,557,000	27.11%	$962.50	$30.00	$992.50
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(1)	Per $1,000 principal amount of Notes validly tendered (and not validly withdrawn) and accepted for purchase by the Company.

(2)	Includes the early tender premium set out in the table above for Notes validly tendered prior to the Early Tender Time (and not validly withdrawn) and accepted for purchase by the Company.

(3)
Interest rates included herein represent the respective initial interest rate of each series of Notes subject to the Tender Offers. Due to the occurrence of certain triggering events since they were originally issued, the 3.375% Notes, 3.875% Notes and 4.700% Notes currently bear interest at a rate of 4.125% per annum, 4.625% per annum and 5.200% per annum, respectively.

The Proposed Amendments would amend certain provisions of the senior debt indenture dated February 14, 2005, as thereafter supplemented and amended (the “Base Indenture”), by and between the Company and

Citibank, N.A., as trustee, as supplemented by the first supplemental indenture, dated as of October 23, 2007, by and among the Company, The Bank of New York Mellon (formerly known as The Bank of New York), as trustee, and Citibank, N.A., as resigning trustee (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), and certain provisions of that certain Officers’ Certificate of the Company, dated as of September 22, 2016 (the “3.375% Notes Officers’ Certificate” and, together with the Indenture, the “Indenture Documents”), pursuant to which 3.375% Notes were issued. The Proposed Amendments would amend the Indenture Documents with respect to the 3.375% Notes only, to, among other things, eliminate substantially all of the restrictive covenants and certain events of default under such Indenture and reduce the minimum notice period required for redemptions of the 3.375% Notes from 30 calendar days as currently required by the Indenture to 3 business days. The Proposed Amendments must be consented to by Holders of a majority in principal amount of the outstanding 3.375% Notes issued under the Indenture Documents in order to be adopted with respect to the 3.375% Notes. Based on the results above, the Company has received the Requisite Consents from Holders of the 3.375% Notes to amend the Indenture Documents with respect to the 3.375% Notes. As a result, a supplemental indenture will be promptly executed to effect the Proposed Amendments to the Indenture Documents.
As previously announced, withdrawal rights for each of the Tender Offers expired at 5:00 p.m., New York City time, on February 24, 2020. The Company also announces that it has elected to exercise its right to accept for purchase the Notes validly tendered and not validly withdrawn at or prior to the Early Tender Time (and, with respect to the 3.375% Notes only, all Consents that have been validly delivered), subject to the Aggregate Maximum Principal Amount, the Acceptance Priority Levels (as defined in the Offer to Purchase and Consent Solicitation Statement), the Waterfall Series Tender Caps (with respect to the Waterfall Notes only), and proration as described in the Offer to Purchase and Consent Solicitation Statement.
Because the aggregate principal amount of the Waterfall Notes tendered pursuant to the Tender Offers at the Early Tender Time would cause the Company to purchase principal amount of such Waterfall Notes greater than each Waterfall Series Tender Cap, the Tender Offers for such series of Waterfall Notes are oversubscribed, and the Company will accept for purchase only 3.375% Notes validly tendered after the Early Tender Time but before the Expiration Time (as earlier announced), up to the Aggregate Maximum Principal Amount. The Company will accept for purchase validly tendered and not validly withdrawn Waterfall Notes on a prorated basis as described in the Offer to Purchase and Consent Solicitation Statement, using a proration factor of approximately (i) 72.8% with respect to the 3.875% Notes, (ii) 49.8% with respect to the 4.700% Notes, and (iii) 92.2% with respect to the 4.625% Notes. The Company will accept for purchase all of the 3.375% Notes validly tendered and not validly withdrawn at or prior to the Early Tender Time. Any tendered Notes that are not accepted for purchase will promptly be returned or credited without expense to the Holder’s account.
The Company will accept for purchase $920,811,000 aggregate principle amount of the Notes validly tendered and not validly withdrawn prior to the Early Tender Time. As previously announced, the consideration for each $1,000 principal amount of Notes validly tendered (and, with respect to the 3.375% Notes only, any Consents that have been validly delivered) and accepted for purchase pursuant to the Tender Offers will be the tender offer consideration for the applicable series of Notes set forth in the table above (with respect to each series of Notes, the “Tender Offer Consideration”). Holders of Notes that are validly tendered (and, with respect to the 3.375% Notes only, any Consents that have been validly delivered) at or prior to the Early Tender Time and accepted for purchase pursuant to the Tender Offers will receive the applicable Tender Offer Consideration plus the early tender premium for the applicable series of Notes set forth in the table above (with respect to each series of Notes, the “Early Tender Premium” and, together with the applicable Tender Offer Consideration, the “Total Consideration”). The Early Settlement Date (as defined in the Offer to Purchase and Consent Solicitation Statement) for each of the Tender Offers is expected to be on February 26, 2020.
MUFG Securities Americas Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are serving as the Lead Dealer Managers in connection with the Tender Offers and the Lead Solicitation Agents in connection with the Consent Solicitation and SunTrust Robinson Humphrey, Inc., Goldman Sachs & Co. LLC, Citizens Capital Markets, Inc., RBC Capital Markets, LLC and Siebert Williams Shank & Co., LLC are serving as the Co-Dealer Managers in the Tender Offers and as the Co-Solicitation Agents in the Consent Solicitation. Global Bondholder Services Corporation has been retained to serve as both the depositary and the information agent for the Tender Offers and the Consent Solicitation. Persons with questions regarding the Tender Offers or the Consent Solicitation should contact MUFG Securities Americas Inc. at (877) 744-4532 (toll-free) or (212) 405-7481 (collect); Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-6106 (collect); or J.P. Morgan Securities LLC at (866) 834-4666 (toll-free) or (212) 834-8553 (collect). Requests for copies of the Offer to Purchase and Consent Solicitation Statement and other related materials should be directed to Global Bondholder Services Corporation by calling (banks and brokers collect) (212) 430-3774 or (all others toll-free) (866) 470-3700 or by email at contact@gbsc-usa.com.
The Company and its affiliates may from time to time, after completion of the Tender Offers and the Consent Solicitation, purchase additional Notes or other debt securities in the open market, in privately negotiated transactions, through tender offers, exchange offers or otherwise, or the Company may redeem the Notes or other debt securities pursuant to their terms. Any future purchases, exchanges or redemptions may be on the same terms or on terms that are more or less favorable to Holders of Notes than the terms of the Tender Offers. Any future purchases, exchanges or redemptions by the Company and its affiliates will depend on various factors existing at that time. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company and its affiliates may choose to pursue in the future.
This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The Tender Offers are being made solely by means of the Offer to Purchase and Consent Solicitation Statement. The Tender Offers are void in all jurisdictions where they are prohibited. In those jurisdictions where the securities, blue sky or other laws require the Tender Offers to be made by a licensed broker or dealer, the Tender Offers will be deemed to be made on behalf of the Company by the dealer managers or one or more registered brokers or dealers licensed under the laws of such jurisdictions.
About Pitney Bowes
Pitney Bowes (NYSE:PBI) is a global technology company providing commerce solutions that power billions of transactions. Clients around the world, including 90 percent of the Fortune 500, rely on the accuracy and precision delivered by Pitney Bowes solutions, analytics, and APIs in the areas of ecommerce fulfillment, shipping and returns; cross-border ecommerce; office mailing and shipping; presort services; and financing. For nearly 100 years Pitney Bowes has been innovating and delivering technologies that remove the complexity of getting commerce transactions precisely right. For additional information visit Pitney Bowes, the Craftsmen of Commerce, at www.pitneybowes.com.
Forward Looking Statements
This press release includes “forward-looking statements” about the Company’s intention to purchase the Notes and solicit Consents in the Offer to Purchase and Consent Solicitation Statement. Any forward-looking statements contained in this press release may change based on various factors. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties and actual results could differ materially. Words such as “estimate,” “target,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend” and similar expressions may identify such forward-looking statements.
Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of its forward-looking statements. The Company’s future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed or incorporated by reference in the Company’s filings with the SEC. Please see Item 1A. under the caption “Risk Factors” in the Company’s 2019 Annual Report on Form 10-K, as updated from time to time in subsequently filed Quarterly Reports on Form 10-Q, and other public filings, as they may be amended from time to time. The Company undertakes no obligation to publicly update or revise any forward-looking statements in this press release, whether as a result of new information, future events or otherwise, except as required by law.
Contacts
Bill Hughes
Chief Communications Officer
Pitney Bowes
203-351-6785
William.hughes@pb.com
Adam David
Investor Relations
Pitney Bowes
203-351-7175
Adam.David@pb.com

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